Exhibit 99.1

Media	Investors
Kevin Chamberlain	Christopher Oltmann
(818) 746-2877	(818) 746-2046

PennyMac Mortgage Investment Trust Reports Second Quarter 2013 Results

Moorpark, CA August 8, 2013 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $54.5 million, or $0.86 per diluted share, for the second quarter of 2013, on net investment income of $129.7 million. In addition, PMT’s Board of Trustees has declared a cash dividend of $0.57 per common share of beneficial interest. This dividend will be paid on August 30, 2013 to common shareholders of record as of August 19, 2013.

Quarterly Highlights

Financial results:

•                  Diluted earnings per common share of $0.86, down 4 percent from the prior quarter, on a 10 percent increase in weighted average diluted shares outstanding

•                  Net investment income of $129.7 million, up 9 percent from the prior quarter

•                  Net income of $54.5 million, up 2 percent from the prior quarter

•                  Gain on investment portfolio of $46.8 million, down 27 percent from the prior quarter

•                  Completed $250 million senior exchangeable note offering, providing attractive financing for PMT’s investment activities

•                  Book value per share of $21.06, up from $20.72 at March 31

•                  Return on average equity of 18 percent(1), unchanged from the prior quarter

(1)  Return on equity calculated based on average shareholders’ equity for each month.

Mortgage investment activity results:

•                  Correspondent acquisitions of $8.6 billion in unpaid principal balance (UPB)(2), essentially flat from the prior quarter

•            Conventional conforming and jumbo acquisitions of $4.3 billion in UPB, down 10 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $10.0 billion, up 23 percent from the prior quarter

•            Conventional conforming and jumbo IRLCs of $5.2 billion, up 24 percent from the prior quarter

•                  Distressed mortgage loan purchases of $397 million in UPB during the quarter

•                  Servicing portfolio reaches $20 billion in UPB

Investment Activity after the Second Quarter:

•                  Acquired $494 million in UPB of nonperforming whole loans in July

•                  Agreed to acquire an additional pool of nonperforming loans totaling $502 million in UPB(3)

•                  Purchased $393 million of prime non-agency jumbo loans; continued progress towards 3Q13 securitization

•                  Invested $12 million in Freddie Mac’s inaugural credit risk sharing bond issuance (“STACR”)

“The second quarter results demonstrate the strength of PMT’s strategy pursuing multiple investment opportunities across the residential mortgage market,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “PMT achieved new investments in distressed whole loans, grew its correspondent lending activities, and acquired a bulk portfolio of jumbo loans as we prepare for PMT’s first securitization targeted for the third quarter.  The ability to pursue

(2)  Government loan acquisitions for the first quarter were $4.3 billion in UPB and were or will be sold to an affiliate, for which PMT earned a sourcing fee of 3 basis points and interest income for its holding period.

(3)  This pending transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance that the committed amount will ultimately be acquired or that the transaction will be completed.

diverse and changing opportunities across the mortgage landscape differentiates PMT from other mortgage REITs and we continue to pursue new opportunities for growth as we head into the second half of 2013.”

PMT earned $67.9 million in pretax income for the quarter ended June 30, 2013, a 21 percent increase from the first quarter.  The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending Segments to pretax income:

	Quarter ended June 30, 2013
	Correspondent	Investment	Intersegment
Unaudited	lending	activities	elimination	Total
	($ in thousands)
Revenues:
Net gain on mortgage loans acquired for sale	$44,438	$—	$—	$44,438
Net gain on investments	—	46,834	—	46,834
Interest	9,291	19,260	(1,754)	26,797
Other	4,752	6,876	—	11,628
	58,481	72,970	(1,754)	129,697
Expenses:
Loan fulfillment fees(1)	22,054	—	—	22,054
Interest	7,536	8,362	(1,754)	14,144
Loan servicing to PLS	201	8,586	—	8,787
Other	587	16,216	—	16,803
	30,378	33,164	(1,754)	61,788
Pretax income	$28,103	$39,806	$—	$67,909

(1) Payable to Private National Mortgage Acceptance Company, LLC and subsidiaries

Correspondent Lending Segment

For the quarter ended June 30, 2013, the Correspondent Lending Segment generated revenues of $58.5 million, an increase of 42 percent from the first quarter.  Pretax income attributable to the Correspondent Lending Segment was $28.1 million for the second quarter, up from $8.9 million in the first quarter.  A combination of higher IRLCs and a stabilization of margins resulted in net gain on mortgage loans acquired for sale of $44.4 million, up from $29.3 million in the prior quarter.  Also contributing to the segment’s results was $9.3 million of interest income and $4.8 million of loan origination fee revenue, offset by $22.1 million in fulfillment fees and $7.5 million of interest expense.

The following schedule details the net gain on mortgage loans acquired for sale in the second quarter of 2013:

Quarter ended
Unaudited	June 30, 2013
($ in thousands)
MSR Value	$51,055
Provision for representation and warranties	(1,437)
Cash investment(1)	(39,614)
Fair value changes of pipeline, inventory and hedges	34,434
Net gain on mortgage loans acquired for sale	$44,438

(1) Cash receipt at sale, net of cash hedge expense

During the quarter, correspondent lending acquired $8.6 billion in UPB of loans, and IRLCs totaled $10.0 billion, compared to $8.5 billion and $8.1 billion, respectively, in the first quarter. Of the correspondent lending acquisitions, conventional loans were $4.2 billion, FHA loans were $4.3 billion, and jumbo loans were $107 million.  After the end of the quarter, we entered into a purchase agreement for jumbo whole loans totaling $393 million in UPB, which is planned to settle in the third quarter.(4)  PMT plans to combine these loans with the jumbo loans acquired on a flow basis from its correspondent sellers for a non-agency securitization expected to be issued in the third quarter.

Investment Activities Segment

During the second quarter, our Investment Activities Segment generated $39.8 million in pre-tax net income, on revenues of $73.0 million. The reduction from the first quarter was largely attributable to a decrease in valuation gains from performing loans in the distressed portfolio.  Interest income increased by $8.7 million in the second quarter to $19.3 million, partially offset by an increase in interest expense of $2.7 million attributable to the increased utilization of credit facilities associated with our distressed portfolio.

(4)  This pending transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance that the committed amount will ultimately be acquired or that the transaction will be completed.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $46.8 million in the second quarter, compared to $64.0 million in the first quarter of 2013.  Of the gains in the second quarter, $8.0 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

Valuation gains totaled $38.8 million in the second quarter, compared to $55.6 million in the first quarter of 2013.  The second quarter gain was driven by both the Company’s portfolio of nonperforming whole loans, which produced $34.1 million of valuation gains during the quarter, and the Company’s portfolio of performing loans, which produced $4.7 million of valuation gains.  Greater than forecast home price appreciation was again a major driver of unrealized gains on mortgage loans, followed by valuation gains on loans as they progress toward their ultimate resolution.

The following schedule details the realized and unrealized gains on mortgage loans for the second quarter of 2013:

Unaudited	Quarter ended June 30, 2013

Valuation changes:
Performing loans	$4,700
Nonperforming loans	34,094
38,794
Payoffs	8,040
$46,834

During the quarter, PMT acquired and settled $397 million in UPB of nonperforming whole loans and also entered into a purchase agreement for distressed whole loans totaling $494 million in UPB, which settled after the end of the second quarter.  After the end of the quarter, PMT entered into a purchase agreement for $502 million in UPB of distressed whole loans, which is expected to settle in the third quarter.(5)

(5)  This pending transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance that the committed amount will ultimately be acquired or that the transaction will be completed.

Servicing

PMT’s servicing portfolio, which is subserviced by PennyMac Loan Services, grew to $19.9 billion in UPB, compared to $16.6 billion in the first quarter.  Servicing fee revenue of $12.3 million and an impairment reversal of $1.2 million were partially offset by amortization of $6.3 million which helped generate net loan servicing fees of $7.9 million, up from $6.6 million in the first quarter.

The following schedule details the net loan servicing fees in the second quarter of 2013:

Unaudited	Quarter ended June 30, 2013

Servicing fees(1)	$12,307
MSR recapture fee from affiliate	368
Effect of MSRs:
Amortization	(6,265)
Provision for impairment of MSRs carried at lower of amortized cost or fair value	1,222
Change in fair value of MSRs carried at fair value	260
(4,783)
Net loan servicing fees	$7,892

(1) Includes contractually specified servicing fees.

Expenses

Expenses for the second quarter of 2013 totaled $61.8 million, compared to $63.1 million in the first quarter.  The decrease is primarily attributable to a decrease in fulfillment fees, partially offset by increases in interest and management fee expenses.  Loan fulfillment fees decreased from $28.2 million in the first quarter to $22.1 million in the second quarter.   Interest expense increased as our recent acquisitions of distressed whole loans increased the amount of assets financed using repurchase facilities.  Management fees increased by $2.0 million driven by the Company’s positive performance, which resulted in higher incentive fees payable to its manager.  Other expense items increased commensurately with increased business activity and asset growth.

The provision for income taxes increased to $13.4 million from $2.6 million in the first quarter, as a higher proportion of income was generated by PMT’s Correspondent Lending segment, which conducts its business activities in a taxable subsidiary of PMT.  This resulted in an effective income tax rate of 20%, up from 5% in the prior period, although the majority of the tax payments are deferred into the future.

Mr. Kurland concluded, “PMT continues to demonstrate progress across all of its initiatives and to put capital to work in attractive investment opportunities.  We continue to acquire new distressed whole loan investments and correspondent lending continues to develop as we gain market share.  PMT is also readying its first non-agency jumbo securitization and purchased a bulk pool of jumbo loans, which will be combined with our correspondent inventory of jumbo loans, to help create a sizeable and attractive transaction.  With multiple opportunities to invest across the mortgage market, we believe PMT is well positioned to continue growing profitably and deliver strong investment returns to shareholders.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 5:30 a.m. (Pacific Daylight Time) on Thursday, August 8, 2013. We encourage investors to submit questions via email to InvestorRelations@pnmac.com; we will post answers via a document on our website.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies; volatility in our industry, the debt or equity markets, the general economy or the residential finance and real estate markets; changes in general business, economic, market, employment and political conditions or in consumer confidence; declines in residential real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives; concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities, and the performance of such entities; availability, terms and deployment of short-term and long-term capital; unanticipated increases or volatility in financing and other costs; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest;  increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities and other investments; the degree to which our hedging strategies may protect us from interest rate volatility; our failure to maintain appropriate internal controls over financial reporting; our ability to comply with various federal, state and local laws and regulations that govern our business; changes in legislation or regulations or the occurrence of other events that impact the business, operations or prospects of government agencies, mortgage lenders and/or publicly-traded companies; the creation of the Consumer Financial Protection Bureau, or CFPB, and enforcement of its rules; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of real estate investment trusts, or REITs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and the effect of public opinion on our reputation. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30,	March 31,
	2013	2013
	(unaudited)
ASSETS
Cash	$27,642	$19,376
Investments:
Short-term investments	73,236	45,024
Mortgage loans acquired for sale at fair value	1,309,830	1,123,348
Mortgage loans at fair value	1,309,765	1,366,922
Mortgage loans under forward purchase agreements at fair value	242,531	—
Real estate acquired in settlement of loans	88,682	84,486
Real estate acquired in settlement of loans under forward purchase agreements	89	—
Mortgage servicing rights	226,901	180,441
Principal and interest collections receivable	29,708	31,391
Interest receivable	4,296	3,136
Derivative assets	51,940	15,186
Servicing advances	39,672	37,695
Due from Private National Mortgage Acceptance Company, LLC and subsidiaries	3,063	5,991
	3,379,713	2,893,620
Other assets	36,029	14,164
Total assets	$3,443,384	$2,927,160

LIABILITIES
Assets sold under agreements to repurchase:
Mortgage loans acquired for sale at fair value	$1,243,949	$1,035,486
Mortgage loans at fair value	313,862	576,018
Real estate acquired in settlement of loans	8,085	3,546
Exchangeable senior notes	250,000	—
Borrowings under forward purchase agreements	244,047	—
Derivative liabilities	26,619	2,079
Recourse liability	7,668	6,231
Accounts payable and accrued liabilities	31,387	22,259
Underwriting fees payable	5,457	5,883
Due to Private National Mortgage Acceptance Company, LLC and subsidiaries	16,725	14,748
Income taxes payable	51,404	38,481
Total liabilities	2,199,203	1,704,731

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 59,077,496 and 58,990,225, common shares, respectively	591	590
Additional paid-in capital	1,132,157	1,131,231
Retained earnings	111,433	90,608
Total shareholders’ equity	1,244,181	1,222,429
Total liabilities and shareholders’ equity	$3,443,384	$2,927,160

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Quarter Ended
	June 30, 2013	March 31, 2013	June 30, 2012
	(In thousands, except per share data)
Investment Income
Net gain on mortgage loans acquired for sale	$44,438	$29,279	$18,046
Net gain (loss) on investments:
Mortgage-backed securities	—	—	706
Mortgage loans	46,834	63,980	27,286
	46,834	63,980	27,992
Interest income:
Short-term investments	57	31	47
Mortgage-backed securities	—	—	1,011
Mortgage loans	26,604	16,820	14,944
Other	136	24	—
	26,797	16,875	16,002

Loan origination fees	4,752	5,473	594
Results of real estate acquired in settlement of loans	(1,929)	(3,253)	2,571
Net loan servicing fees	7,892	6,011	(855)
Other	913	687	56
Net investment income	129,697	119,052	64,406
Expenses
Loan fulfillment fees payable to Private National Mortgage Acceptance Company, LLC and subsidiaries(1)	22,054	28,244	7,715
Interest	14,144	11,236	6,703
Loan servicing payable to Private National Mortgage Acceptance Company, LLC and subsidiaries	8,787	7,726	4,438
Management fees payable to Private National Mortgage Acceptance Company, LLC and subsidiaries	8,455	6,492	2,488
Compensation	1,438	2,089	1,744
Professional services	1,339	2,384	1,186
Other	5,571	4,946	2,157
Total expenses	61,788	63,117	26,431
Income before provision for income taxes	67,909	55,935	37,975
Provision for income taxes	13,412	2,639	8,406
Net income	$54,497	$53,296	$29,569

Earnings per share
Basic	$0.92	$0.90	$0.80
Diluted	$0.86	$0.90	$0.79

(1)         Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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